Exhibit 99.1

Additional Information:	For Immediate Release
Thomas A. Bessant, Jr.
(817) 335-1100

Cash America International, Inc. Announces Closing and Exercise of

Over-Allotment Option in Convertible Senior Note Offering

Fort Worth, Texas (May 20, 2009) — Cash America International, Inc. (NYSE: CSH) today announced that it has completed its previously announced private offering of $115 million aggregate principal amount of its 5.25% Convertible Senior Notes due 2029, which includes its offering of $100 million aggregate principal amount of its notes and an additional $15 million aggregate principal amount of its notes that were sold pursuant to the exercise of an over-allotment option by the initial purchasers. The notes were sold to certain qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended. The net proceeds from the offering, after deducting the initial purchasers’ discount and the estimated offering expenses payable by Cash America, were approximately $110.5 million.

The notes are senior unsecured obligations of Cash America. Cash America intends to use a portion of the net proceeds of the offering to repay existing indebtedness, including outstanding balances under its revolving credit facility. Any remaining portions will be used for general corporate purposes.

The notes have not been and will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.